Exhibit 99.3

Dear Colleagues,

Today, we are announcing an exciting new chapter for our company – a combination with AbbVie to create the fourth largest biopharma company in the world! With leadership positions in Immunology, Hematologic Oncology, Medical Aesthetics, Neurosciences, Women’s Health, Eye Care, Virology and Anti-Infectives, the combination promises to better serve patients and create greater opportunities for customers and colleagues.

Together we have truly created something very special:

In the nearly three years since we sold the generics business, we’ve grown our core business and key products, added depth and breadth into the R&D pipeline, and built scale to compete in our core Therapeutic Areas. Thank you! I am very proud of our achievements and remain very confident about the future opportunities for Allergan people and products.

As I mentioned at our Town Hall meeting last week, our Board of Directors has been considering various options to create value for our shareholders. I’m sorry that I wasn’t able to talk more openly about the possibility of being acquired at the Town Hall meeting, but we weren’t certain that we would reach a deal with AbbVie. Our desire to create value for all stakeholders and the opportunity to have greater scale in our core therapeutic areas and geographies led us and our Board of Directors to carefully consider and accept AbbVie’s offer to acquire Allergan.

Who is AbbVie?

AbbVie began their journey as a separate company in 2013 when Abbott did a spin-off of their biopharma business. Rick Gonzalez is the chairman and CEO of AbbVie, and he has a vision for growing AbbVie into a premier global biopharma leader. AbbVie’s most important product is Humira which had sales of nearly $20 billion in 2018. They have been building on that success by investing in R&D, commercial and operations while also making smart acquisitions to diversify. With 30,000 people and 2018 sales of $32.8 billion1, AbbVie is approximately double the size of Allergan today.

Our Combination with AbbVie

With 2019 annual combined sales of more than $48 billion, global reach in 175+ countries2, nearly $6 billion in R&D investment and robust annual cash flows, the combined company will have the opportunity to make even bigger contributions to global health than either can alone. Our future as part of AbbVie is very exciting with greater scale in our therapeutic areas, expanded geographic reach, increased capacity to invest in the business and impressive biologic scale and capabilities.

Why is scale so important? As our industry becomes more competitive and pricing pressures mount, larger scale will allow us to fund the rising cost of innovation, give us greater reach to compete effectively and make us more cost effective

We expect the combined company to have four main integrated vertical units – Immunology (which includes GI), Hematologic Oncology, Medical Aesthetics and Neuroscience. It will also have other therapeutic areas, including Eye Care, Women’s Health and Anti-Infectives. Upon close, the combined company will be one of the biggest investors in innovation in the world, and AbbVie’s strong pipeline will be augmented with numerous attractive opportunities from our pipeline. More information is available on www.Allergan.com.

What does this mean for me?

I realize that many of you may be concerned about the future and are wondering what this will mean for you.

Based on my conversations with AbbVie’s CEO, I am confident that the vast majority of Allergan colleagues will have positions and great career opportunities with the combined company. Importantly, AbbVie has stated in its press release that investments in key growth franchises will remain “untouched,” so let’s stay focused on driving growth. In the coming days, we will form integration planning teams at AbbVie and Allergan who will work together to develop the integration plans that will be executed after the close, which we expect by early 2020. The transaction is subject to the certain conditions, including regulatory approvals and approval by our Shareholders. Until the close we will continue to operate as two separate companies.

What should you do now?

We are a dynamic, resilient team with a long track record of exceptional successes. We have transformed our company into a biopharma leader and now are embarking on another chapter in our story. To position yourself for success in the combined company, continue to do the things that drive business results.

•	Focus on our customers.

•	Deliver top notch service and timely product supply.

•	Advance the R&D pipeline.

•	Achieve our business goals and objectives.

•	Maintain excellent quality.

•	Do what is right. That is how we succeed.

I hope you will join our Global Town Hall meeting today at 10:00 am ET (3:00 pm GMT and 7:00 am PT) to discuss this planned acquisition and receive answers to your questions.

Sincerely,

Brent

Statement Required by the Irish Takeover Rules

The Allergan Directors accept responsibility for the information contained in this communication relating to Allergan and the Allergan Directors and members of their immediate families, related trusts and persons connected with them, except for the recommendation and related opinions of the Independent Allergan Directors. The Independent Allergan Directors accept responsibility for the recommendation and the related opinions of the Independent Allergan Directors contained in this communication. To the best of the knowledge and belief of the Allergan Directors and the Independent Allergan Directors (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

No Profit Forecast / Asset Valuations

No statement in this presentation is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for AbbVie or Allergan as appropriate. No statement in this presentation constitutes an asset valuation.

General

Appendix I to the Rule 2.5 announcement issued jointly by AbbVie and Allergan on June 25, 2019 (the “Rule 2.5 Announcement”) contains further details of the sources of information and bases of calculations set out in this document.

This document contains certain statements as to estimated synergies arising from the combination. There are various material assumptions underlying the synergies estimate which may result in the synergies being materially greater or less than estimated. The estimates should therefore be read in conjunction with the bases and assumptions for these synergy numbers which are set out in Appendix I of the Rule 2.5 Announcement. The synergies have been reported on in accordance with Rule 19.3(b) of the Irish Takeover Rules by (i) PricewaterhouseCoopers and (ii) Morgan Stanley. Copies of their respective reports are included in Appendix IV and Appendix V to the Rule 2.5 Announcement. The synergy and earnings enhancement statements in this presentation should not be construed as a profit forecast or interpreted to mean that the earnings of AbbVie or Allergan in 2019, or in any subsequent period, would necessarily match or be greater than or be less than those of AbbVie and/or Allergan for the relevant financial period or any other period.

Sources and Bases

1.	AbbVie website “AbbVie Corporate Presentation”; AbbVie Full-Year and 2018 Financial Results reported net revenues (pages 1,8)

2.	AbbVie website “Our Impact: 2018 by the Numbers”

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the U.S. Securities Act of 1933, as amended. The acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer document), which will contain the full terms and conditions of the acquisition, including details with respect to the Allergan shareholder vote in respect of the acquisition. Any decision in respect of, or other response to, the acquisition, should be made only on the basis of the information contained in the Scheme Document.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition, Allergan will file with the U.S. Securities and Exchange Commission (the “SEC”) a Proxy Statement, which will include the Scheme Document. BEFORE MAKING ANY VOTING DECISION, ALLERGAN’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Allergan’s shareholders and investors will be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Allergan shareholders and investors will also be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents (when available) by directing a written request to Allergan plc, Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland, Attention: Investor Relations or from Allergan’s website, www.allergan.com.

PARTICIPANTS IN THE SOLICITATION

Allergan and certain of its directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Allergan in respect of the transactions contemplated by the Scheme Document. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Allergan in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Scheme Document when it is filed with the SEC. Information regarding Allergan’s directors and executive officers is contained in Allergan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated March 22, 2019, which are filed with the SEC, and certain of Allergan’s Current Reports on Form 8-K, filed with the SEC on February 19, 2019, March 22, 2019 and May 1, 2019.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements with respect to a possible acquisition involving AbbVie and Allergan and/or the combined group’s estimated or anticipated future business, performance and results of operations and financial condition, including estimates, forecasts, targets and plans for AbbVie and, following the acquisition, if completed, the combined group. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that a possible acquisition will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the possible acquisition, adverse effects on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares and on AbbVie’s or Allergan’s operating results because of a failure to complete the possible acquisition, failure to realize the expected benefits of the possible acquisition, failure to promptly and effectively integrate Allergan’s businesses, negative effects relating to the announcement of the possible acquisition or any further announcements relating to the possible acquisition or the consummation of the possible acquisition on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the possible acquisition, general economic and business conditions that affect the combined companies following the consummation of the possible acquisition, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business acquisitions or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made in light of AbbVie’s or, as the case may be, Allergan’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Allergan’s plans with respect to AbbVie, Allergan’s or AbbVie’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. Additional information about economic, competitive, governmental, technological and other factors that may affect Allergan is set forth in Item 1A, “Risk Factors,” in Allergan’s 2018 Annual Report on Form 10-K, which has been filed with the SEC, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Allergan undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Any forward-looking statements in this communication are based upon information available to Allergan and/or its board of directors, as the case may be, as of the date of this communication and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable law, neither Allergan nor any member of its board of directors undertakes any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Allergan or its board of directors or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

STATEMENT REQUIRED BY THE IRISH TAKEOVER RULES

The Allergan directors accept responsibility for the information contained in this communication relating to Allergan and the Allergan directors and members of their immediate families, related trusts and persons connected with them, except for the recommendation and related opinions of the independent Allergan directors. The independent Allergan directors accept responsibility for the recommendation and the related opinions of the independent Allergan directors contained in this communication. To the best of the knowledge and belief of the Allergan directors and the independent Allergan directors (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

NO PROFIT FORECAST / ASSET VALUATIONS

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for AbbVie or Allergan as appropriate. No statement in this document constitutes an asset valuation.

GENERAL

Appendix I to the Rule 2.5 announcement issued jointly by AbbVie and Allergan on June 25, 2019 (the “Rule 2.5 Announcement”) contains further details of the sources of information and bases of calculations set out in this document.